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                           Allied Research Corporation

FOR IMMEDIATE RELEASE                         For More Information, Contact:
June 7, 2002                                  John G. Meyer, Jr., EVP and COO
                                              800-847-5322
                                              Jim Drewitz, Investor Relations
                                              972-355-6070

             ALLIED RESEARCH CORPORATION ANNOUNCES RESULTS OF ANNUAL
                              SHAREHOLDERS MEETING

         Gilbert F. Decker Elected to Allied Research Board of Directors

VIENNA, Virginia, June 7, 2002 - Allied Research Corporation (AMEX: ALR) announces the results of its annual meeting during which shareholders confirmed the Company's current Board of Directors. The shareholders also approved three other proposals: amendment to the Allied Research 2001 Equity Incentive Plan, amendment to the Company's Certificate of Incorporation, to increase the number of authorized shares of common stock from ten million to thirty million, and finally, the appointment of Grant Thornton as the Company's independent auditors.

In addition to the re-election of its current board members, Mr. Gilbert F. Decker has been elected to Allied Research's Board of Directors. Mr. Decker is a private consultant to companies in the defense and aerospace industries and was Assistant Secretary of the Army for Research, Development and Acquisition. He currently serves on the board for both Alliant TechSystems and Anteon Corporation. The addition of Mr. Decker increases Allied Research's Board of Directors to six directors. Mr. Decker will stand for re-election at the next annual meeting, to be held June 6, 2003.

General (Ret) J.H. Binford Peay, III, Allied Research's Chairman and Chief Executive Officer, said, "We are honored to have Gil Decker join our board. The Company stands to benefit from his experience in both government and industry, as he brings a valuable perspective to the board. His executive level management expertise will prove advantageous in the Company's current and future endeavors."

Formerly, Mr. Decker held numerous senior positions including membership on the Army Science Board and Executive Vice President of Walt Disney Imagineering. He held the offices of President and CEO of Penn Central Federal Systems Company, a Virginia based supplier of engineering, and software for defense and industrial applications. He was also President and CEO of Acurex Corporation, an engineering services and products company, and Vice President of the Defense Systems Group for TRW, Inc.

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During the annual meeting it was mentioned that Allied Research's Belgian defense unit, MECAR, S.A., has excellent prospects to obtain one or two additional contracts this year from the South American customer that placed a $15 million contract earlier this year. MECAR continues to extend its marketing scope in an effort to diversify its customer base. The business in South America serves to validate those efforts and represents an extension to MECAR's customer base.

About Allied Research Corp.
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Allied Research Corporation is a diversified defense and security firm, developing and producing conventional ammunition, sophisticated security systems, and innovative training and simulation products, for European, Asian, African, North American and South American markets.

 For more Information, please visit the Company web site: www.alliedresearch.com

Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.